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As filed with the Securities and Exchange Commission on January 28, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

EQUITABLE RESOURCES, INC.
(Exact name of issuer as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-0464690 (I.R.S. Employer Identification No.)
One Oxford Centre, Suite 3300 301 Grant Street, Pittsburgh, Pennsylvania (Address of Principal Executive Offices)	15219 (Zip Code)

EQUITABLE RESOURCES, INC.
2005 EMPLOYEE DEFERRED COMPENSATION PLAN
and

EQUITABLE RESOURCES, INC.
2005 DIRECTORS' DEFERRED COMPENSATION PLAN
(Full title of the plan)

Johanna G. O'Loughlin, Senior Vice President, General Counsel and Secretary
One Oxford Centre, Suite 3300, 301 Grant Street
Pittsburgh, Pennsylvania 15219
(412) 553-7760
(Name, address and telephone number, including area code, of agent for service)

Copies of communications to:
 Jeffrey G. Aromatorio, Esquire
Reed Smith LLP
435 Sixth Avenue
Pittsburgh, Pennsylvania 15219-1886
(412) 288-3364

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee

Deferred Compensation Obligations (2)(5)	$1,500,000	$1.00	$ 1,500,000	$ 176.55

Common Stock, no par value (3)(4)	40,000 shs.	$56.465 (1)	$ 2,258,600	$ 265.84

(1)
Estimated solely for purposes of calculating the registration fee; computed on the basis of the average high and low price per share of Common Stock sold on January 26, 2005 pursuant to Rule 457(h) under the Securities Act of 1933, as amended.
(2)
The Deferred Compensation Obligations being registered are general unsecured obligations of Equitable Resources, Inc. (the "Company") to pay deferred compensation in the future to participating members in accordance with the terms of the Equitable Resources, Inc. 2005 Employee Deferred Compensation Plan and the Equitable Resources, Inc. 2005 Directors' Deferred Compensation Plan (collectively, the "Plans").
(3)
Shares to be issued in satisfaction of Deferred Compensation Obligations under the Plans. This registration statement also covers such Deferred Compensation Obligations.
(4)
Includes Preferred Stock Purchase Rights. Prior to the occurrence of certain events, such rights will not be exercisable or evidenced separately.
(5)
Also registering an indeterminable number of plan interests.

        The exhibit index for this Registration Statement is at page II-9.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

        The following documents filed by the registrant with the Securities and Exchange Commission (File No. 001-03551) are incorporated by reference in this Registration Statement:

          (a)   The registrant's latest annual report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "1934 Act");

          (b)   All other reports filed by the registrant pursuant to Section 13(a) of the 1934 Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in paragraph (a) above; and

          (c)   The description of the registrant's Common Stock, no par value (the "Common Stock"), which is contained in the Prospectus contained in the registrant's Registration Statement on Form S-3, Registration No. 33-49905, filed August 4, 1993, and Pre-Effective Amendment to said Registration Statement filed August 25, 1993.

        All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the filing of the annual report on Form 10-K referred to in paragraph (a) above and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except that the information included in any document in response to Item 306 or paragraphs (i), (k) or (l) of Item 402 of Regulation S-K is not incorporated by reference in this Registration Statement.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

        The Equitable Resources, Inc. 2005 Employee Deferred Compensation Plan and the Equitable Resources, Inc. 2005 Directors' Deferred Compensation Plan (the "Plans") provide a select group of management employees ("Eligible Employees") and non-employee directors of the Company the opportunity to defer the receipt of certain compensation. The Company's obligations under the Plans (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees and non-employee directors (the "Participants") in accordance with the terms of the Plans.

        Each Participant may elect to defer under the Plan a portion of his or her compensation that may otherwise be payable during a calendar year. An Eligible Employee's deferred compensation shall be deferred by means of a reduction in the employee's annual base salary or bonus as requested under the employee's deferral election. Certain Eligible Employees may be required to defer all or a portion of a special benefit or bonus amount to the Equitable Resources Common Stock Fund under the Plans. In the case of a non-employee director, deferred compensation shall be deferred by means of a reduction in the director's fees that are paid by the Company to the non-employee director as compensation for services performed by him or her as a director.

        Participants' compensation deferrals under the Plans are credited to individual hypothetical deferral accounts maintained under the Plans. At the time of making an election to defer and participate in the Plans, each Participant may choose to allocate his or her deferred compensation among certain fixed income and equity funds, including the Equitable Resources Common Stock Fund, which are used to calculate the investment return rate on each Participant's individual hypothetical deferral account.

        With certain exceptions, Deferred Compensation Obligations will be paid after: (1) the Eligible Employee Participant's death, disability, retirement or termination of employment with the Company; or (2) the nonemployee director Participant's termination of service as a director, as the case may be. Subject to certain limitations set forth in the Plans, Participants may generally elect that payments under the Plans be made in a lump sum or in installments. The terms of the Plans may require payment in the form of a lump sum in certain circumstances.

        No amount payable under the Plans shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation or charge except as may be required by law. The duration of the Plans is indefinite, however, the Company reserves the right to offer deferral periods in future years and to terminate or amend the Plans at any time.

        The total amount of the Deferred Compensation Obligations cannot be determined as the amount will vary based on the level of participation in the Plans and each Participant's amount of deferral compensation.

Item 5.    Interests of Named Experts and Counsel.

        Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the registrant by Johanna G. O'Loughlin employed by the Company as its Senior Vice President, General Counsel and Secretary. On December 31, 2004, Ms. O'Loughlin beneficially owned 26,879 shares of the registrant's Common Stock, held options to purchase an additional 120,640 shares of Common Stock, and held restricted Common Stock awards of 5,107 shares.

Item 6.    Indemnification of Directors and Officers.

        1.    Pennsylvania Business Corporation Law.    Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the "BCL") provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

        BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

          (1)   by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

          (2)   if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

          (3)   by the shareholders.

        Notwithstanding the above, BCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        BCL Section 1745 provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

        BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

        2.    Indemnification Bylaw.    Article IV of the registrant's Bylaws provides that the directors, officers, agents and employees of the registrant shall be indemnified as of right to the fullest extent now or hereafter not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the registrant or otherwise) arising out of their service to the registrant or to another enterprise at the request of the registrant.

        Article IV of the registrant's Bylaws also provides that the registrant may purchase and maintain insurance to protect itself and any director, officer, agent or employee entitled to indemnification under Article IV against any liability asserted against such person and incurred by such person in respect of the service of such person to the registrant whether or not the registrant would have the power to indemnify such person against such liability by law or under the provisions of Article IV.

        As permitted by BCL Section 1713, the registrant's Articles and Bylaws provide that no director shall be personally liable for monetary damages for any action taken, or failure to take any action, unless such director's breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The BCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It may also not apply to liabilities imposed upon directors by the Federal securities laws. BCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. BCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

        3.    Director and Officer Liability Insurance.    The registrant maintains directors' and officers' liability insurance covering its directors and officers with respect to liability which they may incur in connection with their serving as such, which liability could include liability under the Securities Act of 1933. Under the insurance, the registrant is entitled to reimbursement for amounts as to which the directors and officers are indemnified under the Bylaw indemnification provision. The insurance may also provide certain additional coverage for the directors and officers against certain liability even though such liability is not subject to foregoing Bylaw indemnification provision.

        4.    Indemnification Agreements.    In May, 2000, the registrant entered into a separate Indemnity Agreement with each of its then directors and officers. The registrant then entered into separate Indemnity Agreements with each new director and officer who joined the Board of Directors or the registrant after May, 2000. These Indemnity Agreements provide a contractual right to indemnification against expenses and liabilities (subject to certain limitations and exceptions) and a contractual right to advancement of expenses, and contain additional provisions regarding the determination of entitlement, settlement of proceedings, insurance, rights of contribution, and other matters.

Item 7.    Exemption From Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page II-9.

Item 9.    Undertakings.

        (a) Rule 415 offering.

        The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Filings incorporating subsequent Exchange Act Documents by Reference.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Filing of Registration Statement on Form S-8.

        Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 27th day of January, 2005.

EQUITABLE RESOURCES, INC.
By:	/s/ JOHANNA G. O'LOUGHLIN
Johanna G. O'Loughlin, Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Murry S. Gerber, David L. Porges and Johanna G. O'Loughlin, and each of them, the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ MURRY S. GERBER Murry S. Gerber	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	January 28, 2005
/s/ DAVID L. PORGES David L. Porges	Vice Chairman and Executive Vice President (Principal Financial Officer)	January 28, 2005
/s/ JOHN A. BERGONZI John A. Bergonzi	Vice President and Corporate Controller (Principal Accounting Officer)	January 27, 2005
/s/ VICKY A. BAILEY Vicky A. Bailey	Director	January 12, 2005
/s/ PHYLLIS A. DOMM Phyllis A. Domm	Director	January 12, 2005

/s/ BARBARA S. JEREMIAH Barbara S. Jeremiah	Director	January 13, 2005
/s/ THOMAS A. MCCONOMY Thomas A. McConomy	Director	January 12, 2005
/s/ GEORGE L. MILES, JR. George L. Miles, Jr.	Director	January 12, 2005
/s/ JAMES E. ROHR James E. Rohr	Director	January 12, 2005
/s/ DAVID S. SHAPIRA David S. Shapira	Director	January 13, 2005
/s/ LEE T. TODD, JR. Lee T. Todd, Jr.	Director	January 12, 2005
/s/ JAMES W. WHALEN James W. Whalen	Director	January 12, 2005

EQUITABLE RESOURCES, INC.

Equitable Resources, Inc. 2005 Employee Deferred Compensation Plan
and
Equitable Resources, Inc. 2005 Directors' Deferred Compensation Plan

REGISTRATION STATEMENT
ON FORM S-8

Exhibit Index

(Pursuant to Item 601 of Regulation S-K)

Exhibit No.	Description and Method of Filing
4.1	Restated Articles of Incorporation of the registrant dated May 1, 2001 (incorporated herein by reference to Exhibit 3.01 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002).
4.2	Bylaws of the registrant, as amended through April 14, 2004 (incorporated herein by reference to Exhibit 10.1 to the registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2004).
4.3	Equitable Resources, Inc. 2005 Employee Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the registrant's report on Form 8-K filed December 28, 2004).
4.4	Equitable Resources, Inc. 2005 Directors' Deferred Compensation Plan (incorporated by reference to Exhibit 10.2 to the registrant's report on Form 8-K filed December 28, 2004).
5.1	Opinion of Johanna G. O'Loughlin as to the legality of the shares being registered (filed herewith).
23.1	Consent of Johanna G. O'Loughlin (contained in the opinion filed herewith as Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith).
24.1	Power of Attorney, contained on the signature page to this Registration Statement.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 3. Incorporation of Certain Documents by Reference
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EQUITABLE RESOURCES, INC. Equitable Resources, Inc. 2005 Employee Deferred Compensation Plan and Equitable Resources, Inc. 2005 Directors' Deferred Compensation Plan
REGISTRATION STATEMENT ON FORM S-8 Exhibit Index (Pursuant to Item 601 of Regulation S-K)